AMENDMENT

12% CONVERTIBLE NOTE

MATURITY DATE OF February 25, 2015

$50,000 August 25, 2014 *THE "ISSUANCE DATE"

This AMENDMENT ("Amendment") dated as of November 2, 2015 is by and between VizConnect Inc., a Nevada Corporation (the "Company") doing business in Springfield, MA, and JSJ Investments Inc., an accredited investor and Texas Corporation (the "Holder").

WHEREAS, the Company and the Holder entered into a $50,000 Convertible Promissory Note (the "Note") on August 25, 2014, and this Amendment shall be effective as of August 25, 2014, as the terms of this Amendment were unintentionally omitted from the terms of the Note.

WHEREAS, on August 25, 2014, the Holder funded the full principal of the Note to the Company.

NOW, THEREFORE, the parties agree that clause 2.b., Conversion of Note – Holder's Conversion Rights, be amended to state the following:

"At any time or times on or after the Issuance Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal amount of this Note into full paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price.

However, in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver)."

The Company also agrees that this clause was intended to be included in the original note, and its inclusion tacks back to the start date of the Note, and is effective as of August 25, 2014.

ALL OTHER TERMS AND CONDITIONS OF THE $50,000 CONVERTIBLE PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

(Signature page follows)

JSJ INVESTMENTS

Please indicate acceptance and approval of this Amendment by signing below:

Paul Cooleen
CEO
VizConnect, Inc.

Sameer Hirji
President
JSJ Investments, Inc.